                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of


                             ALBA-WALDENSIAN, INC.
                                       at
                              $18.50 NET PER SHARE
                                       by


                             AWS ACQUISITION CORP.
                           a wholly-owned subsidiary
                                       of


                           TEFRON U.S. HOLDINGS CORP.
                            A WHOLLY-OWNED SUBSIDIARY
                                       OF
                                  TEFRON LTD.


    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON MONDAY, DECEMBER 13, 1999, UNLESS THE OFFER IS EXTENDED.

                            ------------------------

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER (AS SUCH TERMS ARE DEFINED HEREIN), ARE FAIR TO, AND IN THE
  BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE
    OFFER, THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT THE
              COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER
                      THEIR SHARES PURSUANT TO THE OFFER.


THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS, INCLUDING (1) THERE BEING VALIDLY TENDERED AND NOT
  PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) THAT
    NUMBER OF SHARES WHICH CONSTITUTE A MAJORITY OF THE SHARES OUTSTANDING
     ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE AND (2) THE
       EXPIRATION OR TERMINATION OF ALL WAITING PERIODS UNDER THE
       HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED.
        THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS SET
                  FORTH HEREIN. SEE INTRODUCTION AND SECTIONS 1, 11
                                    AND 14.


                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) either should (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, and mail or deliver it together with the certificate(s) representing tendered Shares and any other required documents to the Depositary (as defined herein) or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect such transaction. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent, the Dealer Manager or from brokers, dealers, commercial banks, trust companies and other nominees.

                      The Dealer Manager for the Offer is:

                             CREDIT    FIRST
                             SUISSE    BOSTON

November 12, 1999

                               TABLE OF CONTENTS


                                                                                                             PAGE
                                                                                                             ----
INTRODUCTION..............................................................................................      1
  1.  Terms of the Offer..................................................................................      2
  2.  Acceptance for Payment and Payment..................................................................      4
  3.  Procedures for Tendering Shares.....................................................................      5
  4.  Withdrawal Rights...................................................................................      7
  5.  Certain Tax Consequences............................................................................      8
  6.  Price Range of the Shares; Dividends................................................................      8
  7.  Possible Effects of the Offer on the Market for the Shares; AMEX Listing; Exchange Act Registration;
      Margin Regulations..................................................................................      9
  8.  Certain Information Concerning the Company..........................................................     10
  9.  Certain Information Concerning Tefron, Parent and the Purchaser.....................................     13
 10.  Background of the Offer; Contacts with the Company..................................................     14
 11.  Purpose of the Offer; the Merger Agreement; the Support Agreement; the Consulting Agreements;
      Appraisal Rights; Plans for the Company.............................................................     15
 12.  Source and Amount of Funds..........................................................................     29
 13.  Dividends and Distributions.........................................................................     29
 14.  Certain Conditions of the Offer.....................................................................     30
 15.  Certain Legal Matters; Required Regulatory Approvals................................................     31
 16.  Certain Fees and Expenses...........................................................................     33
 17.  Miscellaneous.......................................................................................     34

SCHEDULE I--Directors and Executive Officers of Tefron, Parent and the Purchaser..........................    I-1

To: All Holders of Shares of Common Stock of
Alba-Waldensian, Inc.:

                                  INTRODUCTION


     AWS Acquisition Corp. (the "Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Tefron U.S. Holdings Corp., a Delaware corporation ("Parent") which is a wholly-owned subsidiary of Tefron Ltd. ("Tefron"), a company organized under the laws of the State of Israel, hereby offers to purchase all outstanding shares of common stock, par value $2.50 per share (the "Shares"), of Alba-Waldensian, Inc., a Delaware corporation (the "Company") at a purchase price of $18.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").



     Tendering stockholders who have shares registered in their name and who Tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their shares through a broker or bank are urged to consult with them as to whether they charge service fees. The Purchaser will pay all charges and expenses of First Union National Bank, as Depositary (the "Depositary"), and D.F. King & Co., Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See
Section 16.


     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER (AS SUCH TERMS ARE DEFINED HEREIN) ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.


     William Blair & Company, L.L.C. ("William Blair"), financial advisor to the Company, has delivered to the Board of Directors of the Company (the "Board of Directors") a written opinion dated November 8, 1999 to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the $18.50 per Share cash consideration to be received by the holders of Shares (other than the Company or any subsidiary of the Company and Parent or the Purchaser), pursuant to the Offer and the Merger is fair, from a financial point of view, to such holders. A copy of the written opinion from William Blair is included with the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), that is being mailed to stockholders concurrently herewith, and stockholders are urged to read such opinion carefully and in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by William Blair.


     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS, INCLUDING (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) THAT NUMBER OF SHARES WHICH CONSTITUTE A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION") AND (2) THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH HEREIN AND WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, DECEMBER 13, 1999, UNLESS EXTENDED. SEE SECTIONS 1, 11 AND 14.


     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 8, 1999 (the "Merger Agreement"), by and among the Company, the Purchaser and Parent pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than Shares held by the Company or by any subsidiary of the Company, Parent or the Purchaser, which Shares will be canceled with no payment being made with respect thereto, and other than Shares, if any, held by stockholders who have properly perfected their appraisal rights under the Delaware General

Corporation Law (the "DGCL"), if available ("Dissenting Shares")), will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive $18.50 in cash (the "Merger Consideration"), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in Section 11 below. Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer or the Merger are described in
Section 5 below.


     If the Minimum Condition and the other conditions of the Offer, as set forth in Section 14 (the "Offer Conditions") are satisfied and the Offer is consummated, the Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved. Under the DGCL, if, after consummation of the Offer, the Purchaser owns at least 90% of the Shares then outstanding, the Purchaser will be able to cause the Merger to occur without a vote of the Company's stockholders. If, however, after consummation of the Offer, the Purchaser owns less than 90% of the then outstanding Shares, a vote of the Company's stockholders will be required under the DGCL to approve the Merger, and a significantly longer period of time will be required to effect the Merger. See Section 11.


     Concurrently with the execution of the Merger Agreement, Parent also entered into a support agreement with two directors of the Company and an affiliate of one of the directors (the "Support Agreement"). Pursuant to the Support Agreement, such persons have agreed, among other things, to tender, in accordance with the terms of the Offer, all of the Shares owned (beneficially or of record) by them and to vote all of the Shares owned by them in favor of the Merger and against certain other extraordinary transactions. According to information provided by such persons, in the aggregate, approximately 1,801,766 Shares are subject to the Support Agreement, representing approximately 54% of the outstanding Shares on a fully diluted basis. See Section 11.



     The Company has informed the Purchaser that, as of November 5, 1999, there were 3,246,045 Shares issued and outstanding and 187,753 Shares issuable upon the exercise of outstanding stock options ("Options") (of which 87,753 Options are currently vested) granted under the Company's stock option or other equity based plans (the "Company Option Plans"). Based on the foregoing, and assuming no additional Shares (or warrants, options or rights exercisable for, or securities convertible into, Shares) have been issued (other than Shares issued pursuant to such options and rights referred to above), if the Purchaser were to acquire the Shares required to be tendered pursuant to the Support Agreement, the Minimum Condition would be satisfied.


     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER.


     Upon the terms and subject to the Offer Conditions (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the Merger Agreement, the Purchaser will accept for payment and pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date in accordance with the procedures set forth in Section 4, as soon as practicable after such Expiration Date. The Offer will remain open until 12:00 midnight, New York City time, on Monday, December 13, 1999 (the "Expiration Date"), unless and until the Purchaser extends the period of time for which the Offer is open, in which event the term "Expiration Date" will mean the time and date at which the Offer, as so extended by the Purchaser, will expire.



     The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the expiration or termination of all waiting periods imposed by the HSR Act. See Section 14. Purchaser may, without the consent of the Company, (i) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") or the staff thereof applicable to the Offer as a result of an increase in the Offer Price (as defined herein) by the Purchaser in light of a bona fide competing offer from a third party for some or all of the Shares and
(ii) extend the Offer, if at the Expiration Date, any of the Offer Conditions shall not have been satisfied or waived. See Section 11. During any extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended.



     Subject to the applicable regulations of the Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) in addition to its termination rights relating to fulfillment of the Minimum Condition and expiration or termination of HSR Act, terminate the Offer if at any time prior to the time of payment for Shares pursuant to the Offer any of the other conditions referred to in Section 14 have not been satisfied; (ii) waive any condition (except that Purchaser shall not waive the Minimum Condition); or (iii) except as set forth in the Merger Agreement and discussed below, otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary. In the Merger Agreement, the Purchaser has agreed that without the prior written consent of the Company it will not, (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) amend or add to the Offer Conditions, (iv) except as referred to in the preceding paragraph, extend the Offer, (v) change the form of consideration payable in the Offer or
(vi) amend any other term of the Offer in any manner adverse to the holders of the Shares. See Section 11.


     Any such extension, termination or amendment will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14e-1 under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. The rights reserved by the Purchaser in the preceding paragraph are in addition to the Purchaser's rights pursuant to Section 14.


     If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten business day period from the date of such change is generally required under applicable Commission rules and regulations to allow for adequate dissemination to stockholders. THE PURCHASER HAS AGREED UNDER CERTAIN CIRCUMSTANCES SET FORTH IN THE MERGER AGREEMENT IT SHALL BE DEEMED TO HAVE WAIVED SATISFACTION OF THE CONDITIONS TO THE OFFER SET FORTH IN PARAGRAPHS (B), (E), (F), AND (H) OF SECTION 14 FOLLOWING THE INITIAL EXTENSION PERIOD (AS DEFINED HEREIN). SEE SECTION 11.


     For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT.

     Upon the terms and subject to the Offer Conditions (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), promptly after the Expiration Date the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not properly withdrawn (in accordance with Section 4) prior to the Expiration Date. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply with applicable law, including the HSR Act. See Sections 1 and 15.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3; (ii) the appropriate Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer; and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.


     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the Offer Conditions, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering stockholders.


     UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER.

     The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by, or on behalf of stockholders, promptly after the termination or withdrawal of the Offer.


     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder subject to Instruction 6 of the Letter of Transmittal (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at DTC pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained within DTC), as promptly as practicable following the expiration, termination or withdrawal of the Offer.


     IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER SHALL INCREASE THE CONSIDERATION OFFERED TO HOLDERS OF SHARES PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION SHALL BE PAID TO ALL HOLDERS OF SHARES THAT ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

3. PROCEDURES FOR TENDERING SHARES.

     Valid Tender. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either
(i) Share Certificates representing tendered Shares must be received by the Depositary or tendered pursuant to the procedure for book-entry transfer set forth below, and Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternate, conditional or contingent tenders will be accepted.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC's systems may make book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account at DTC in accordance with its procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at DTC, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

     DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares or Rights may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and


          (iii) the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three American Stock Exchange, Inc. ("AMEX") trading days on which banks and DTC are open for business, after the date of execution of such Notice of Guaranteed Delivery. An AMEX "trading day" is any day on which the AMEX is open for business.


     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to the Depositary, and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery and a representation that the stockholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or, of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Share Certificates are received by the Depositary or Book-Entry Confirmations of such Shares are received into the Depositary's account at DTC.

     Appointment as Proxy. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective upon the acceptance for payment of such Shares by the Purchaser in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by such stockholder with respect to such Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares and such other securities and rights for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, the Purchaser or its designee must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it to be not in proper form or for which the acceptance of or payment may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer and the Merger Agreement to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders.

     A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (i) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender, the person so tendering (a) has a net long position equal to or greater than the amount of (A) Shares tendered or
(B) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered, and such person will acquire such Shares for tender by conversion, exchange or exercise and (b) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     The Purchaser's interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived by the Purchaser. None of Parent, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity, will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time, on or prior to the Expiration Date.

     If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this
Section 4.

     In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering stockholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares, in that case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding.

None of Parent, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN TAX CONSEQUENCES.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, each selling stockholder generally will recognize gain or loss equal to the difference between the amount of cash received and such stockholder's tax basis for the sold Shares. Such gain or loss will be capital gain or loss (assuming the Shares are held as a capital asset) and any such capital gain or loss will be long-term capital gain or loss if the stockholder held the Shares for more than one year.

     The foregoing discussion may not be applicable to certain types of stockholders, including stockholders who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations, and entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code") (such as dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, financial institutions, persons who hold Shares as part of a hedge, straddle or conversion transaction, insurance companies, tax-exempt entities and regulated investment companies). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of such stockholder's personal investment circumstances nor does it address any aspect of foreign, state, local or estate and gift taxation that may be applicable to a stockholder.

     In addition, under the backup federal income tax withholding laws applicable to certain stockholders (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals), the Depositary may be required to withhold 31% of the amount of any payments made to such stockholders pursuant to the Offer or the Merger. To prevent backup federal income tax withholding, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND MERGER, INCLUDING UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

6. PRICE RANGE OF THE SHARES; DIVIDENDS.

     The Shares are traded on the AMEX under the symbol "AWS." The following table sets forth, for the periods indicated, the reported closing high and low sale prices for the Shares on the AMEX since the first quarter of 1997 and the cash dividends declared on the Company's common stock during each quarter presented.

                             ALBA-WALDENSIAN, INC.

                                                                                 HIGH       LOW       DIVIDENDS
                                                                                 ----       ---       ---------
CALENDAR YEAR 1997
First Quarter.................................................................   $ 3 1/8    $ 2 1/2      --
Second Quarter................................................................   $ 2 5/8    $ 2 7/16     --
Third Quarter.................................................................   $ 2 5/8    $ 2 7/16     --
Fourth Quarter................................................................   $ 2 7/8    $ 2 5/16     --


                                                                                 HIGH       LOW       DIVIDENDS
                                                                                 ----       ---        -------
CALENDAR YEAR 1998
First Quarter.................................................................   $ 2 9/16   $ 2 1/4      --
Second Quarter................................................................   $ 5 5/16   $ 2 9/16     --
Third Quarter.................................................................   $ 6 7/8    $ 4 5/8    $0.0375
Fourth Quarter................................................................   $21 11/16  $ 5 1/2      --

                                                                                 HIGH       LOW       DIVIDENDS
                                                                                 ----       ---        -------
CALENDAR YEAR 1999
First Quarter.................................................................   $19 1/2    $11 7/16   $0.056
Second Quarter................................................................   $20 5/8    $11 5/8      --
Third Quarter.................................................................   $20        $ 8 1/2    $0.075
Fourth Quarter (through November 10, 1999)....................................   $18 1/4    $ 8 5/8      --


------------------


Prices and dividends are adjusted to reflect a three-for-two stock split effected on November 16, 1998 and a four-for-three stock split effected on June 4, 1999.



     On November 1, 1999, the last full day of trading prior to the Company's public announcement that the Company was in discussions with a third party concerning the possible sale of the Company, the reported closing price per Share on the AMEX was $11 1/4, and on November 5, 1999, the last full day of trading prior to the Company's public announcement of the Offer and the Merger, the reported closing price per Share on the AMEX was $16 1/8.


     STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; AMEX LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise be traded publicly will have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price therefor.

     AMEX Listing. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise be traded publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the AMEX. According to published guidelines, the AMEX will give consideration to delisting the Shares if, among other things (i) the number of publicly-held Shares falls below 200,000 shares; or (ii) the market value of the number of publicly-held Shares falls below $1,000,000; or (iii) the number of stockholders is less than 300; or (iv) stockholders' equity falls below $2,000,000 if the Company has had losses in 2 of the then most recent 3 years or below $4,000,000 if the Company has had losses in 3 of the then most recent 4 years.

     In the event the Shares are no longer eligible for listing on the AMEX, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to
Section 14(a) or 14(c) and the related requirement of an annual report, no longer applicable to the Company. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for stock exchange listing or Nasdaq reporting. The Purchaser believes that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be the intention of the Purchaser to cause the Company to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for such termination.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     The Company is a Delaware corporation with its principal executive offices located at 201 St. Germain Avenue, S.W., P.O. Box 100, Valdese, North Carolina 28690, and its telephone number is (828) 879-6500. The following description of the Company's business has been taken from, and is qualified in its entirety by reference to, the Form 10-K filed by the Company for the year ended
December 31, 1998 (the "Form 10-K").

     The Company manufactures a variety of knitted apparel and health care products at two plants in Valdese, North Carolina and one plant in Rockwood, Tennessee and markets the products through two divisions, the Consumer Products Division and the Health Products Division.

     Consumer Products Division

     Products manufactured and sold by this Division include women's apparel and women's hosiery products. Women's apparel includes both intimate apparel (brassieres, briefs and bodywear, as well as specially designed briefs for maternity wear) and combination internally/externally worn products (bodysuits, bandeaus, tube tops, and dresses). Women's hosiery products include sheer stockings, pantyhose, tights and trouser socks, primarily for large-size women and the maternity market.

     The Company has developed a process that makes it possible to knit bras, briefs, tank tops, bodysuits and many other products on seamless knitting equipment. This design technology, which is patented for the knit bra and various knit-in features for all seamless products, has allowed the Company to significantly broaden its product offerings. The seamless knit bra was introduced in 1994 and the tank tops and bodysuits were introduced in 1995. During 1988, the Company introduced several new products utilizing the seamless technology, including bandeaus, tube tops, dresses and activewear.

     The Company uses state of the art computer-controlled circular-knitting technology. Such equipment produces apparel that management believes is better fitting and therefore more comfortable than traditional cut and sew products.

     Health Products Division

     Products manufactured and sold by this Division are designed to assist in healthcare. They include anti-embolism stockings and compression therapy systems, an intermittent pneumatic compression device, both of which are designed to improve circulation and reduce the incidence of deep vein thrombosis; sterile wound dressings such as pre-saturated gauze, petrolatum and xeroform gauze, non-adhering dressings and gauze strips and XX-Span(Registered) dressing retainers, an extensible net tubing designed to hold dressings in place without the use of adhesive tape. All dressing products are used in wound care therapy.

     In addition, this Division manufactures a knitted stockinette in a variety of sizes, which is used under fracture casts or is sterile packaged for use as a supplemental drape in surgical procedures, as well as heel and elbow pads which are XX-Span(Registered) sleeves with an inner soft foam pad used to reduce pressure and the incidence of decubitus ulcers.

     Other products include slip-resistant patient treads, which are knitted soft patient footwear with slip resistant soles to help prevent patient falls while keeping feet warm even while in bed; knitted arm sleeves, which provide protection to the skin of patients with poor circulation; oversize socks for diabetic patients; baby caps to retain body temperature; and knitted cuffs for use on surgical gowns.


     The selected financial information of the Company and its consolidated subsidiaries set forth below has been excerpted and derived from the Form 10-K and from the Form 10-Q filed by the Company for the six months ended July 4, 1999. More comprehensive financial and other information is included in such report (including management's discussion and analysis of financial condition and results of operations) and in other reports and documents filed by the Company with the Commission. The financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth below.

                             ALBA-WALDENSIAN, INC.
                         SELECTED FINANCIAL INFORMATION
                      (IN THOUSANDS EXCEPT PER SHARE DATA)



                                                                   IX MONTHS
                                                   THREE MONTHS      ENDED            YEARS ENDED DECEMBER,
                                                   ENDED JULY 4,     JULY 4,      -----------------------------
                                                      1999            1999         1998       1997       1996
                                                   ------------    -----------    -------    -------    -------
                                                   (UNAUDITED)     (UNAUDITED)
                                                   ------------    -----------
Net Sales.......................................     $ 19,321        $40,446      $75,242    $59,912    $65,815
Cost of sales...................................       13,996         29,013       53,087     47,690     50,624
                                                     --------        -------      -------    -------    -------
Gross margin....................................        5,325         11,433       22,155     12,222     15,191
Selling, general and administrative expenses....        3,548          6,853       12,966     11,809     13,392
Operating income................................        1,777          4,580        9,189        413      1,799
Interest Expense................................         (343)          (631)        (865)    (1,020)    (1,286)
Interest Income.................................                                       56         79         21
Other expenses..................................          (23)           (46)        (115)       (63)       (30)
Total Other Expenses............................         (366)          (677)        (924)    (1,004)    (1,295)

Income before Income Taxes......................        1,411          3,903        8,265       (591)       504
Provision for Income Taxes......................          422          1,369        3,282       (214)       184
                                                     --------        -------      -------    -------    -------

Net income per common share                          $    989        $ 2,534        4,983       (377)       320
                                                     --------        -------      -------    -------    -------
  --Basic(1)....................................     $    .32        $   .81      $  1.49    $ (0.10)   $  0.08
  --Diluted(1)..................................     $    .30        $   .76      $  1.43    $ (0.10)   $  0.08

Weighted average number of shares of common
  stock outstanding
  --Basic.......................................        3,138          3,139
  --Diluted.....................................        3,334          3,343

------------------
(1) Adjusted to reflect the effect of the 3 for 2 stock split effected November 16, 1998 and 4 for 3 Stock Split effected June 4, 1999.



                                                                                         JULY 4,    DECEMBER 31,
                                                                                          1999         1998
                                                                                         -------    ------------
BALANCE SHEET DATA:
Current assets........................................................................   $28,291      $ 21,571
Net property and equipment............................................................    21,409        17,882
Other assets..........................................................................     6,999         7,326
Total assets..........................................................................    56,699        46,779
Current liabilities...................................................................     7,598         6,683
Long-term debt........................................................................    15,507         8,383
Deferred compensation.................................................................       210           200
Deferred income tax liability.........................................................     1,864         1,864
Total liabilities.....................................................................    25,179        17,130
Stockholders' equity..................................................................    31,520        29,649


     The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and the stock options granted to them), the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and certain other matters is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60606, and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may be obtained electronically by visiting the Commission's website on the Internet, at http://www.sec.gov. The Shares are traded on the AMEX, and reports, proxy statements and other information concerning the Company should also be available for inspection at The American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     Although none of Parent, the Purchaser or Tefron has any knowledge that any such information is untrue, none of Parent, the Purchaser or Tefron takes any responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9. CERTAIN INFORMATION CONCERNING TEFRON, PARENT AND THE PURCHASER.

     Tefron is a corporation organized under the laws of the State of Israel whose principal executive offices are located at 28 Chida Street, Bnei-Brak, 51371 Israel.


     The Parent's principal executive offices are located c/o Tefron at 28 Chida Street, Bnei-Brak, 51371 Israel. The Parent is a newly formed Delaware corporation and a wholly owned subsidiary of Tefron. The Parent has not conducted any business other than in connection with the Offer and the Merger.



     The Purchaser's principal executive offices are located c/o Tefron at 28 Chida Street, Bnei-Brak, 51371 Israel. The Purchaser is a newly formed Delaware corporation and a wholly-owned subsidiary of Parent. The Purchaser has not conducted any business other than in connection with the Offer and the Merger.



     Tefron is a foreign issuer subject to certain information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60606, and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Tefron's ordinary shares are traded on the New York Stock Exchange (the "NYSE"), and reports and other information concerning the Company should also be available for inspection at The New York Stock Exchange, 20 Broad Street, New York, New York 10005.


     The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of Tefron, Parent and the Purchaser are set forth in Schedule I.

     Except as set forth elsewhere in this Offer to Purchase or Schedule I hereto: (i) none of Parent, the Purchaser or Tefron or, to the knowledge of Parent, the Purchaser or Tefron, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Parent, the Purchaser or Tefron or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of Parent, the Purchaser or Tefron or, to the knowledge of Parent, the Purchaser or Tefron, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past
60 days; (iii) none of Parent, the Purchaser or Tefron or, to the knowledge of Parent, the Purchaser or Tefron, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) in the past five years, there have been no transactions which would require reporting under the rules and regulations of the Commission between Tefron, Parent or the Purchaser or any of their respective subsidiaries or, to the knowledge of Tefron, Parent or the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (v) in the past five years, there have been no contacts, negotiations or transactions between Parent or the Purchaser or any of their respective subsidiaries or, to the knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.


     Certain of Tefron's strategic objectives have included increasing its production capacity to meet demand and establishing a U.S. design and manufacturing presence.



     In August 1999, in furtherence of these objectives, Tefron contacted the Company concerning pursuit of a possible business combination with or acquisition of the Company. After further discussions, on August 25, 1999, representatives of the Company and Tefron met in Chicago at which time Tefron and the Company entered into a confidentiality agreement regarding a potential business combination with or acquisition of the Company. At such meeting, the Company also provided information regarding the Company to Tefron for purposes of Tefron's consideration of such business transaction.



     Representatives of Tefron met with representatives of the Company in New York on August 30, 1999 and discussed a possible acquisition transaction. Thereafter, Tefron indicated that it was considering making an offer to acquire the Company for $16 per Share in some combination of cash and shares of Tefron stock for all of the outstanding Shares of the Company. Tefron indicated that the offer would not be subject to a financing condition and would be made on a friendly basis only. The management of the Company subsequently responded to Tefron that the Company would not be interested in pursuing discussions unless Tefron was prepared to pay a price which was higher than its current proposal. Such exploratory discussions did not advance beyond this phase.



     On October 24, 1999, after the expiration of the Company's exclusivity period with another potential acquiror, Arie Wolfson, the Chairman and President of Tefron, contacted Nathan H Dardick, the chairman of the special committee of the Company's Board of Directors (the "Special Committee"), and expressed continuing interest in pursuing a transaction with the Company. Tefron's financial advisor, Credit Suisse First Boston Corporation ("CSFB"), also contacted the Company on October 25 and the Company sent to CSFB documents to permit Tefron to commence its due diligence investigation of the Company.



     On October 27, 1999, representatives of Tefron visited the Company's headquarters and plant in Valdese, North Carolina. Following a meeting of the Board of Directors of the Company, certain members of the Board of Directors of the Company later met with representatives of Tefron and continued discussion of a possible acquisition transaction.



     Discussions between Mr. Dardick, on behalf of the Special Committee, and representatives of Tefron continued through the remainder of the week. Tefron indicated that it would be willing to offer $18.50 per Share in cash in a two-step tender offer and merger transaction, subject to satisfactory completion of its due diligence review of the Company and satisfactory resolution of certain outstanding business issues. Mr. Wolfson also informed the Company that Tefron and its representatives were prepared to commence confidential, confirmatory financial, legal and accounting due diligence of the Company.



     Following October 27, 1999 through November 7, 1999, the Purchaser, Parent and Tefron and their financial and legal advisors and accountants conducted a financial, legal and accounting due diligence review of the Company. Discussions continued during the week of November 1, 1999, during which

Tefron's accountants and consultants visited the Company's facilities. On November 1, Tefron's legal advisors delivered drafts of the Merger Agreement, Support Agreement and Integration Consulting/Noncompetition Agreements to the Company, its counsel and counsel to the Special Committee. Negotiations concerning those documents continued through the week.



     On November 2, 1999, in response to an unusually high volume of trading in the Common Stock, the Company issued a press release announcing that it is currently engaged in discussions with an interested party concerning the possible sale transaction.



     Tefron and its advisors substantially completed their due diligence of the Company by the weekend of November 7, 1999. Negotiations continued on Saturday, November 6, and Sunday, November 7, 1999, by which time the parties had reached substantial agreement on the documents and the terms of the Offer and the Merger and related matters. Substantially final drafts of the Merger Agreement, the Support Agreement and the Integration Consulting/Noncompetition Agreements were delivered to the members of the Company's Board of Directors on Saturday, November 6, and Tefron's Board of Directors on Sunday, November 7, in Israel.



     On Sunday evening, November 7, the Board of Directors of the Company unanimously approved the Offer, the Merger, the Merger Agreement and the transaction contemplated thereby and resolved to recommend that the Company's Stockholders accept the Offer and tender their Shares pursuant to the Offer.



     On Monday morning, November 8, after discussion with their financial advisors, accountants and legal counsel the Board of Directors of Tetron unanimously approved the Offer, the Merger, the Merger Agreement and the transaction contemplated thereby.



     The Merger Agreement, the Support Agreement and the Integration Consulting/Noncompetition Agreements were executed and delivered after the close of the NYSE on Monday, November 8, 1999, and Tefron and the Company issued a joint press release announcing the Merger and the Offer.



11. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE SUPPORT AGREEMENT; THE CONSULTING AGREEMENTS; APPRAISAL RIGHTS; PLANS FOR THE COMPANY.


  Purpose

     The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. The purpose of the Merger is to acquire all of the capital stock of the Company not purchased pursuant to the Offer or otherwise.


     The following is a summary of certain provisions of the Merger Agreement, the Support Agreement and the Consulting Agreements (as such terms are defined below). This summary is qualified in its entirety by reference to the Merger Agreement, the Support Agreement and the Consulting Agreements which are incorporated by reference and copies or forms of which have been filed with the Commission as exhibits to the Schedule 14D-1 to which this Offer to Purchase is an exhibit (the "Schedule 14D-1"). The Merger Agreement and the Support Agreement may be examined and copies may be obtained at the places set forth in
Section 8. Defined terms used herein and not defined herein shall have the respective meanings assigned to those terms in the Merger Agreement.


  The Merger Agreement


     The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the Offer Conditions, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that Purchaser may modify the terms of the Offer, except that without the consent of the Company Purchaser shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) amend or add to the Offer Conditions, (iv) except as provided below, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) amend any other term of the Offer in any manner adverse to the holders of the Shares. In addition, the Merger Agreement also provides the Purchaser shall not increase or decrease a dealer's soliciting fee, of which there is none. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer for any period required by any rule, regulation, interpretation or position of Commission applicable to the Offer as a result of an increase in the Offer Price by Purchaser in light of a bona fide competing offer from a third party for some or all of the Shares and (ii) (A) extend the Offer for a period, in the aggregate, of not more than five business days if, at the initial scheduled expiration date of the Offer, the Shares validly tendered and not withdrawn pursuant to the Offer are less, than 90% of the outstanding Shares and (B) following the period contemplated by clause (ii) (A) (the "Initial Extension Period"), if any of the Offer Conditions have not been waived or satisfied, extend the Offer on one or more occasions for periods not to exceed five business days until January 31, 2000; provided, that, (x) if at the expiration date of the Offer, as so extended, the Offer Conditions have been satisfied or waived (including the deemed waivers described in clauses (y) and (z) below), Purchaser shall not continue to extend the Offer (unless required by clause (i), above), (y) following the Initial Extension Period, Purchaser shall be deemed to have waived satisfaction of the Offer Conditions set forth in paragraphs (b), (e), (f) and (h) set forth in Section 14 hereof with respect to matters existing on or before the last day of the Initial Extension Period and
(z) in the event Purchaser extends the Offer after the Initial Extension Period following written notice from the Company of an event which has had, or is reasonably likely to have a material adverse effect on the financial condition, business, assets or results of operations of the Company taken as a whole or on the Company's ability to perform its obligations under the Merger Agreement or which would prevent or delay the consummation of the transactions contemplated by the Merger Agreement, Purchaser shall be deemed to have waived satisfaction of the condition set forth in paragraph (c) set forth in Section 14 with respect, and only with respect, to the event for which it has received such written notice; provided further, that all time periods set forth above in this sentence shall be tolled, at the election of Purchaser, during the pendency of the No Takedown Period (as defined under the heading "No Solicitation" below).


     Directors. The Merger Agreement provides that, promptly upon the acceptance of payment of Shares by Purchaser pursuant to the Offer, Purchaser shall be entitled to designate such number of directors on the Board of Directors of
(i) the Company as will give Purchaser, subject to compliance with
Section 14(f) of the Exchange Act, a majority of such directors and the Company shall, at such time, cause Purchasers designees to be so elected by its existing Board of Directors and (ii) each subsidiary of the Company and each committee of the Board of Directors and each such subsidiary as will give Purchaser a majority of such directors or committee, and the Company shall, at such time, cause Purchaser's designees to be so elected. In the event that Purchasers designees are elected to the Board of Directors, until the Effective Time such Board of Directors shall have at least two directors who are directors on the date of the Merger Agreement and who are not officers of the Company (the Independent Directors); and provided that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers or affiliates of the Company, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its stockholders an information statement containing the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder (the "Information Statement"), and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Purchaser shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Purchasers designees). In connection with the foregoing, the Company will promptly, at the option of Parent, either increase the size of the Board of Directors and each subsidiarys board of directors (and each committee thereof) and/or obtain the resignation of such number of its current directors as is necessary to enable Purchasers designees to be elected or appointed to, and to constitute a majority of the Companys and each subsidiarys board of directors (and each committee thereof) as provided above. Following the election or appointment of Purchaser's designees and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required by the Company to (i) amend or terminate the Merger Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under the Merger Agreement or (iii) extend the time for performance of Parent's and Purchaser's respective obligations under the Merger Agreement.

     The Merger. The Merger Agreement provides that, at the Effective Time, the Purchaser will be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation.

     The Merger Agreement provides that as promptly as practicable (but in no event more than two business days) after the satisfaction or waiver of the conditions to the Merger (other than conditions which by their nature are to be satisfied at the closing, but subject to such conditions) the parties to the Merger Agreement shall (a) file a certificate of merger or, if applicable, a certificate of ownership and merger (the Certificate of Merger) in such form as is required by and executed in accordance with the relevant provisions of the DGCL and (b) make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as Parent and the Company shall agree and as shall be specified in the Certificate of Merger the Effective Time.


     Charter, Bylaws, Directors and Officers. The Merger Agreement provides that, the Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and applicable law. The by-laws of the Purchaser in effect at the time of the Effective Time shall be the by-laws of the Surviving Corporation until amended, subject to the provisions of the Merger Agreement which provide that all rights to indemnification now existing in favor of directors and officers of the Company and its subsidiaries as provided in their respective articles of incorporation or by-laws shall survive the Merger and continue in full force and effect in accordance with their terms. Subject to applicable law, the directors of the Purchaser immediately prior to the Effective Time, will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation. Such officers and directors will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.



     Conversion of Securities. The Merger Agreement provides that, by virtue of the Merger and without any action on the part of the holders thereof, as of the Effective Time, each issued and outstanding Share (other than (i) any Shares owned by the Company or any subsidiary of the Company and each Share that is owned by Parent or Purchaser, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, will be canceled and retired and will cease to exist with no payment being made in exchange therefor and
(ii) Dissenting Shares (as defined below)) will be canceled and retired and will be converted into the right to receive in cash, without interest, the Merger Consideration. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.



     Company Stock Options. The Merger Agreement provides that, prior to the date that Purchaser shall accept for payment, and pay for, all Shares validly tendered pursuant to the Offer (such date, the "Takedown Date"), the Company shall use commercially reasonable efforts to cause as of (i) the Effective Time or, (ii) if the Purchaser and Parent so elect, as of the Take-down Date provided, that in the case of clause (ii) Purchaser will take such actions as may be reasonably necessary to allow the Company to cause the following actions,
(i) each Option for which the exercise price is less than the Offer Price, whether or not then vested or exercisable, to be canceled in consideration for a payment by the Company to each holder thereof of an amount equal to the product of (A) the excess of the Offer Price over the exercise price of each such Option and (B) the number of Shares subject to the Option immediately prior to its cancellation and (ii) each Option for which the exercise price is equal to or greater than the Offer Price, whether or not then vested or exercisable, to be cancelled in consideration for a payment by the Company to each holder thereof in an amount equal to the product of (A) $0.50 and (B) the number of Shares subject to the Option. All such payments to be made shall be net of required withholding taxes. The Merger Agreement obligates the Company to use commercially reasonable efforts to cause or, if Purchaser and Parent so elect, Purchaser will take such actions as may be reasonably necessary to allow the Company to cause, as of the Takedown Date,
(i) all Company Option Plans to terminate as of the Effective Time, (ii) no holder of an Option to have any rights thereunder other than to receive the cash payment contemplated above and (iii) no person to have any right to acquire any security of the Company, the Surviving Corporation (or any parent subsidiary thereof) as a result of any agreement or obligation of the Company or any subsidiary. Prior to the Takedown Date, the Company shall use commercially reasonable efforts to obtain all necessary consents (in a form acceptable to Parent) from holders of Options and take all other lawful action as is necessary to give effect to the requirements set forth under this heading "Company Stock Options". Pursuant to the Merger Agreement, the Company has further agreed to cause the Board of Directors to adopt any resolutions necessary to effectuate the foregoing.


     Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other matters, its organization and qualification, capitalization, subsidiaries, authority, consents and approvals, no violations, financial statements, public filings, absence of certain changes or events, undisclosed liabilities, information to be included in the 14D-1 and the documents included therein, together with any supplements or amendments thereto, the Schedule 14D-9, the Information Statement or the Proxy Statement, employee benefit plans, employment practices, labor matters, material contracts, litigation, insurance, compliance with laws, product warranties and liabilities, relationships, tax matters, environmental matters, title to and condition of properties, intellectual property, opinion of financial advisor, brokers and finders, year 2000 compliance, related party transactions, state takeover statutes, charter provisions, accuracy of information supplied and copies of documents. Pursuant to the Merger Agreement, Parent and the Purchaser have made customary representations and warranties to the Company with respect to, among other matters, their organization, qualifications, authority, consents and approvals, no violations, information to be included in the 14-D-1, Schedule 14D-9, Information Statement or Proxy Statement, interim operations of Purchaser, brokers and finders and no knowledge of certain matters.


     Covenants. The Merger Agreement obligates the Company and its subsidiaries, from the date of the Merger Agreement until such time as Parent's designees constitute a majority of the members of the Board of Directors, to conduct their business only in the ordinary course and use all reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with the Company and its subsidiaries. The Merger Agreement also contains specific restrictive covenants as to certain activities of the Company prior to the time as Parent's designees constitute a majority of the members of the Board of Directors, which provide that the Company, without the written consent of Purchaser, will not, and will cause its subsidiaries not to, take certain actions including, among other things and subject to certain exceptions, make dividends, make changes in capital stock, issue securities, make amendments to its certificate of incorporation or by-laws, make material acquisitions, effect consolidations or dispositions, incur indebtedness, change tax accounting, make capital expenditures, discharge liabilities, change material contracts, change benefits plans, change Company Option Plans (other than their termination as discussed above under the heading "Company Stock Options"), change insurance, change accounting methods or take certain other actions.



     No Solicitation. The Merger Agreement requires the Company to, and to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any inquiry, proposal, offer or expression of interest by any third party relating a merger, consolidation or other business combination involving all or substantially all of the Company's consolidated assets or 100% of the outstanding voting power of the Company's securities that is not subject to any financing condition (the foregoing, a

"Takeover Proposal"). The Merger Agreement further provides that the Company will not, and will cause its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate or encourage, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal, provided, however, that if, at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors determines in good faith, after consultation with outside counsel and William Blair, that it is necessary to do so in order to comply with its fiduciary duties to the Companys stockholders under applicable law, the Company may, in response to a Takeover Proposal that was not solicited subsequent to the date hereof, and subject to compliance with the requirements set forth under this heading "No Solicitation," furnish information with respect to the Company to any person pursuant to a confidentiality agreement in a form approved by Parent (such approval not to be unreasonably withheld) and (y) participate in discussions or negotiations regarding such Takeover Proposal. The Merger Agreement provides that any material modification of a Takeover Proposal shall constitute a new Takeover Proposal. The Merger Agreement requires the Company to immediately advise Parent orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. Pursuant to the Merger Agreement, the Company is obligated to immediately inform Parent of any material change in the details (including amendments or proposed amendments) of any such request or Takeover Proposal.



     The Merger Agreement provides that, unless it has complied with the procedures set forth under this heading "No Solicitation," neither the Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger or this Agreement, (ii) approve or recommend or take no position with respect to, or propose to approve or recommend or take no position with respect to, any Takeover Proposal or
(iii) cause the Company to enter into any agreement related to any Takeover Proposal (other than a confidentiality agreement in compliance with the procedures set forth in the preceding paragraph). Notwithstanding the foregoing, in the event that prior to the acceptance for payment of Shares pursuant to the Offer the Board of Directors determines in good faith, after consultation with outside counsel and the William Blair, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors may, in response to a Superior Proposal (as defined below) that was not solicited subsequent to the date hereof, (x) withdraw or modify its approval or recommendation of the Offer, the Merger or this Agreement or (y) subject to the requirement that it pay Parent the amounts due Parent, as described under the heading "Expenses" below, in accordance with the terms of the Merger Agreement, terminate the Merger Agreement, but in each such case, only at a time that is after the fifth business day following Parent's receipt of written notice (such five-day period, the "Notice Period") advising Parent that the Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and only if the Company is in compliance with the requirements set forth under this heading "No Solicitation." Parent and Purchaser agree that Purchaser shall not accept for payment, or pay for any Shares tendered pursuant to the Offer until 5 p.m. (New York City time) on the business day immediately following the end of the Notice Period (the "No Takedown Period"); provided, that either of Parent or Purchaser, in its sole discretion, may elect to shorten or waive the Notice Period and immediately terminate this Agreement at any time after commencement of the Notice Period in which case the amounts due Parent, as described under the heading "Expenses" below, shall be immediately due and payable. For purposes of this Agreement, a Superior Proposal means any bona fide Takeover Proposal made by a third party on terms which the Board of Directors determines in its good faith judgment (based on the advice of the William Blair or other financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Offer and the Merger and which is reasonably capable of being consummated in a timely fashion. Nothing contained in the Merger Agreement will prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Companys stockholders if, in the good faith judgment of the Board of Directors, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable law, provided, however, none of the Company, the Board of Directors or any committee thereof shall, except as specifically permitted as set forth under this "No Solicitation" heading, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer, the Merger or this Agreement or approve or recommend, or propose to approve or recommend, a Takeover Proposal.



     Stockholder Approval; Preparation of Proxy Statement. The Company has agreed pursuant to the Merger Agreement that, if the adoption of the Merger Agreement by holders of a majority of the outstanding Shares (the "Company Stockholder Approval") is required by law, the Company shall, as promptly as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the Stockholders Meeting) for the purpose of obtaining the Company Stockholder Approval. Pursuant to the Merger Agreement, the Company shall, through the Board of Directors, recommend to its stockholders that the Company Stockholder Approval be given. Notwithstanding the foregoing, if Purchaser or any other subsidiary of Parent shall acquire at least 90% of the outstanding Shares, the parties shall, at the option and request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Stockholders Meeting in accordance with the short form merger provisions of the DGCL. If the Company Stockholder Approval is required by law, the Company shall, as soon as practicable following the expiration of the Offer, prepare and file a preliminary proxy statement ("Proxy Statement") with the Commission and shall use all reasonable efforts to respond to any comments of the Commission or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable.



     Access to Information. The Merger Agreement provides that the Company will, and will cause each of its subsidiaries to, give Parent and its officers, employees, accountants, counsel, agents and other representatives reasonable access to all of the properties, personnel, books and records of the Company and its subsidiaries, and will furnish promptly all information concerning the business, properties and personnel of the Company and its subsidiaries (including environmental review and testing) as Parent may reasonably request, subject to applicable confidentiality requirements. Pursuant to the Merger Agreement, the Company may withhold information that would be unlawful to disclose to a competitor, or the disclosure of which the Company reasonably believes may result in a competitive disadvantage to the Company, if it provides Parent in writing with a description in reasonable detail of the nature of the information withheld and the reason for withholding it.


     Disclosure Supplements. The Merger Agreement requires that, from time to time prior to the Effective Time, the Company shall supplement or amend the disclosure schedule delivered by the Company to Parent prior to the execution of the Merger Agreement (the "Company Disclosure Schedule") with respect to any matter arising after or any information obtained after the execution of the Merger Agreement which, if existing, occurring or known at or prior to the date of the Merger Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or which is necessary to complete or correct any information in such schedule or in any representation and warranty of the Company in the Merger Agreement which has been rendered inaccurate thereby. The Merger Agreement also requires the Company to promptly inform Parent of any claim by a third party that a contract has been breached, is in default, may not be renewed or that a consent would be required as a result of the transactions contemplated by the Merger Agreement. No such supplement, amendment or information will be considered for purposes of determining the satisfaction of the conditions to the consummation of the transactions contemplated by the Merger Agreement.

     Reasonable Efforts. Pursuant to the Merger Agreement, each of the Company, Parent and Purchaser has agreed to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement as promptly as practicable including, but not limited to, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by the Merger Agreement and the taking of such commercially reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or any governmental body, court, agency, official or regulatory or other authority (collectively, "Governmental Entity"), including filings pursuant to the HSR Act and (ii) using all reasonable efforts to cause the satisfaction of all conditions to effect the Merger. Each party to the Merger Agreement has agreed to promptly consult with the others with respect to, provide any necessary information with respect to and provide the others (or their respective counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.


     Pursuant to the Merger Agreement, each party thereto has agreed to promptly inform the others of any communication from any Governmental Entity regarding any of the transactions contemplated by the Merger Agreement. If any of the Company, Parent or Purchaser or an affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by the Merger Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Nothing in the Merger Agreement requires any of the Company, Parent or Purchaser, to waive any substantial rights or agree to any substantial limitation on its (or the Surviving Corporation's) operations or to dispose of any assets.


     Pursuant to the Merger Agreement, Parent has covenanted that it will cause Purchaser to comply with its obligations under the Merger Agreement.


     Indemnification; Insurance. Pursuant to the Merger Agreement, Parent and Purchaser have agreed that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective articles of incorporation or by-laws (or similar organizational documents), shall survive the Merger and shall continue in full force and effect in accordance with their terms. The Merger Agreement provides that, for five years from the Effective Time, Parent will maintain in effect the Companys current directors and officers liability insurance and fiduciary liability insurance covering those persons who are currently covered by the Companys directors and officers liability insurance policy and fiduciary liability insurance (or, in lieu of maintaining such insurance, cause coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries or otherwise obtained by Parent, so long as the terms thereof are no less advantageous to the intended beneficiaries thereof than those of the Companys policy), provided, however, that in no event shall Parent be required to expend in excess of 150% of the annual premiums currently paid by the Company for such insurance, and, provided further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.


     Certain Litigation. Pursuant to the Merger Agreement the Company has agreed that it will not settle any litigation commenced after the date of the Merger Agreement against the Company or any of its directors by any stockholder of the Company relating to the Offer, the Merger, the Merger Agreement or the Support Agreement, without the prior written consent of Parent, with such consent not to be unreasonably withheld. In addition, subject to its obligations described under the heading "No Solicitation" above, the Company will not voluntarily cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the Offer or the Merger and will cooperate with Parent and Purchaser to resist any such effort to restrain or prohibit or otherwise oppose the Offer or the Merger

     State Takeover Laws. The Merger Agreement provides that, if any state anti-takeover law or state law that purports to limit or restrict business combination or the ability to acquire voting shares become applicable to the transactions contemplated by the Offer or the Merger Agreement, the Company and Parent and their respective boards of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act to eliminate or minimize the effect of such law on the transactions contemplated by the Merger Agreement


     Tefron Undertaking. Pursuant to the Merger Agreement, Tefron undertakes and agrees to (i) provide or cause to be provided sufficient funds to Parent and Purchaser so that Parent and Purchaser can meet their payment obligations with respect to the Offer and the Merger and (ii) otherwise take such action as may be required to cause Parent and Purchaser to meet their other obligations with respect to (A) the Offer and the Merger, (B) taking reasonable efforts to consummate and make effective the transactions contemplated by the Merger Agreement as promptly as practicable, and (C) paying their own expenses with respect to the transactions contemplated by the Merger Agreement. Tefron agrees that the Company may seek remedies directly from Tefron with respect to this undertaking without first exhausting its remedies against Purchaser or Parent.


     HSR Filing. Pursuant to the Merger Agreement, each of the Company and the Parent has undertaken to promptly file, and to cause its direct and indirect shareholders (to the extent required by the HSR Act) to file, with the Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") a notification and report form and related material required to be filed under the HSR Act, which will, at the time of filing, comply in all material respects with the requirements of the HSR Act. Additionally, pursuant to the Merger Agreement, each of the Company and the Parent has undertaken to make all reasonable effort to ensure that, at the time of such filing, all information relating to the Company, or the Parent, as applicable, and its respective subsidiaries as set forth in the notification and report form filed by it will be true and correct in all material respects.


     Conditions to Consummation of the Merger. Pursuant to the Merger Agreement, the respective obligations of each party to the Merger Agreement to consummate the Merger are subject to the satisfaction of each of the following conditions:
(i) if required by applicable law, the Company Stockholder Approval shall have been obtained; (ii) no statute, law, ordinance, rule or regulation of any Governmental Entity (a "Law") or any judgment, order, writ, preliminary or permanent injunction or decree issued by any court of competent jurisdiction (an "Order") or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, provided, however, that each party to the Merger Agreement shall have used reasonable efforts to prevent the entry of any such Order and to appeal as promptly as possible any Order that may have been entered and (iii) Purchaser shall have previously accepted for payment and paid for Shares pursuant to the Offer. Additionally, the obligations of Parent and Purchaser to consummate the Merger are subject to the satisfaction of the condition that Parent and Purchaser shall have been provided with a certified statement of the Company, pursuant to
Section 1.1445-2(c)(3) of the treasury regulations, that the Company is not, and has not been within the last five years, a "United States real property holding corporation" as defined in Section 897(c)(2) of the Internal Revenue Code of 1986 (the "Code").


     Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of this Agreement by the stockholders of the Company:

          (a) by mutual written consent of the Parent and the Company;


          (b) by either the Parent or the Company if (i) (x) the Offer shall have expired without the acceptance for payment of Shares thereunder or
     (y) Purchaser shall not have accepted for payment any Shares pursuant to the Offer prior to January 31, 2000; provided, however, that such right to terminate the Merger Agreement pursuant to this clause (b)(i) is not available to any party whose failure to perform any of its obligations under the Merger Agreement resulted in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of representation or warranty under the Merger Agreement by such party; or (ii) if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such Order or other action shall have become final and nonappealable;

          (c) by Parent prior to the purchase of Shares pursuant to the Offer if the Company shall have breached or failed to perform in any material respect any representation, warranty, covenant or other agreement contained in the Merger Agreement that (i) would give rise to the failure of a condition to the Offer set forth in paragraphs (e) or (f) of Section 14, and (ii) cannot be or has not been cured within five business days after the giving of written notice to the Company;

          (d) by Parent or Purchaser if either Parent or Purchaser is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (d) of Section 14;


          (e) by the Company; provided, that it has complied with the provisions set forth under the heading "No Solicitation" above, including the notice provisions therein contained, and that it has paid Parent the amounts due Parent as described under the heading "Expenses" below, in accordance with the terms of the Merger Agreement;



          (f) by the Company prior to the purchase of Shares pursuant to the Offer if Parent or Purchaser shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured within five business days after the giving of written notice to Parent or Purchaser, as applicable, except, in any case, such breaches and failures which are not reasonably likely to materially and adversely affect Parent's or Purchaser's ability to consummate the Offer or the Merger; or


          (g) by the Parent or Purchaser if either Parent or Purchaser is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (h) of Section 14.


     Effect of Termination. In the event of the termination of the Merger Agreement, subject to the provisions relating to the payment of certain fees and expenses described under the heading "Expenses" below, the Merger Agreement will become void and there shall be no liability or obligation on the part of Parent, Purchaser or the Company or their respective officers or directors; provided, that no party would be relieved from liability for any willful breach of the Merger Agreement.


     Amendment. The Merger Agreement may be amended by the parties thereto, by duly authorized action taken, at any time before or after obtaining the Company Stockholder Approval, but, after the purchase of Shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration and, after the Company Stockholder Approval, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.


     Extension; Waiver. At any time prior to the Effective Time, the parties to the Merger Agreement may, to the extent legally allowed and subject to the provisions set forth under the heading "Amendment" above, (i) extend the time for the performance of any of the obligations or other acts of any other party thereto, (ii) waive any inaccuracies in the representations and warranties contained therein of any other party thereto or in any document delivered pursuant to the Merger Agreement or (iii) waive compliance with any of the agreements contained in the Merger Agreement.



     Expenses. Except as provided below, each party to the Merger Agreement will bear its own expenses in connection with the transactions contemplated by the Merger Agreement. If the Merger Agreement is terminated pursuant to
(i) paragraph (c) under the heading "Termination" above and either (x) such termination is the result of an intentional breach or failure to perform by the Company or (y) the Company enters into a definitive agreement with respect to a Superior Transaction within 12 months of the date of such termination,
(ii) paragraph (d) or (e) under the heading "Termination" above or (iii) if the Company has knowledge of any liability, loss, damage, penalty, fine, obligation, lien, cost or expense of any nature whatsoever to the Company with respect to any environmental matter or violation of Environmental Law or any litigation or litigations relating thereto (which are not otherwise disclosed in relevant section of the Company Disclosure Schedule), which individually or in the aggregate exceed $500,000 (an "Environmental Violation"), paragraph (g) under the heading "Termination" above, then the Company shall pay to Parent, as liquidated damages, (A) a fee of

$3,000,000 plus (B) an amount equal to Parent's Costs (as defined below) by wire transfer of immediately available funds. If this Agreement is terminated pursuant to paragraph (c) under the heading "Termination" above and such termination did not result from an intentional breach or failure to perform by the Company, the Company shall pay to Parent, as liquidated damages (in the manner set forth in this paragraph), an amount equal to Parent's Costs. If this Agreement is terminated pursuant to paragraph (g) under the heading "Termination" above and the Company does not have knowledge of an Environmental Violation, the Company shall pay to Parent, as liquidated damages (in the manner set forth in this paragraph), an amount equal to Parent's Costs incurred from and after the date of the Merger Agreement. Such fee and /or costs shall be paid prior to termination in the case of paragraph (e) under the heading "Termination" above and within one business day of termination otherwise; provided, that, in the case of a Superior Transaction contemplated by clause
(i)(y) above, the fee shall be paid at the time of the execution of the definitive agreement contemplated thereby. For purposes hereof, a "Superior Transaction" shall mean a merger, consolidation, reorganization, recapitalization, asset or share purchase or other acquisition or sale transaction made at any time (i) involving a per Share purchase price or consideration in excess of $18.50 per Share and (ii) involving (A) 50% or more of the assets of the Company or the outstanding Shares or (B) a change of control of the Company. If the Company fails to pay the amount due as described under this heading "Expenses" when it is required to be paid, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth under this heading "Expenses," the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit, including any costs of collection, together with interest on the amount of the fee at the rate of 12% per annum from the date such fee was required to be paid. "Parent's Costs" is defined as Parent's and Purchaser's reasonable and documented out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation and shareholders' meetings and consents up to an aggregate amount of $1,800,000.


     Publicity. The Merger Agreement provides that except as otherwise required by law, court process or the rules of any applicable securities exchange or as contemplated or provided elsewhere therein, no party to the Merger Agreement will issue any press release or otherwise make any public statement with respect to the transactions contemplated by the Merger Agreement without prior consultation with the other parties to the Merger Agreement.

  (a) The Support Agreement


     Concurrently with the execution of the Merger Agreement, Parent and Purchaser entered into a Support Agreement with two directors of the Company, Engle and Dardick (the "Director Stockholders") and GSC Enterprises, Inc., an affiliate of Engle (GSC and, together with the Director Stockholders, the "Support Stockholders"). According to the information provided by them, as of November 8, 1999, Engle, Dardick and GSC beneficially owned directly or indirectly 977,000, 687,066 and 127,700 Shares, respectively. 18,000 of the Shares owned by Dardick (the "Dardick Owned Shares") will be donated to charity and, upon such donation will not be subject to the Support Agreement. In addition, each of the Director Stockholders have an option to acquire an additional 5,000 Shares (the Director Options), representing in the aggregate approximately 54% of the Shares outstanding on a fully- diluted basis as of such date. The Shares owned by Engle (the "Engle Owned Shares") and the Shares owned by GSC (the "GSC Owned Shares") were subject to one or more stock pledge or similar agreements (the "Pledge Agreements"), between Engle and LaSalle National Bank (the "Bank") and GSC and the Bank, as applicable, pursuant to which some or all of the Engle Owned Shares and the GSC Owned Shares were held in the name of a nominee for the Bank. On the date the Support Agreement was entered into the Bank delivered to Parent and Purchaser letter agreements (the "Bank Letters") pursuant to which the Bank agreed to cause the Engle Owned Shares and the GSC Owned Shares to be tendered in the Offer pursuant to Section 1.1 of the Support Agreement.



     Pursuant to the Support Agreement each of the Support Stockholders agreed to validly tender (or cause the record owner of such Shares to validly tender) and not withdraw, pursuant to the Offer (i) all of their Shares owned on the date of the Support Agreement, as soon as practicable after commencement of the Offer but in no event later than ten business days after the date of commencement of the Offer, and (ii) all Shares acquired prior to termination of the Tender Offer, upon the date of acquisition thereof by such stockholder, or promptly thereafter, but, in any event prior to the expiration date of the Offer, (the "Tender Shares") and not withdraw their Tender Shares, except following termination of the Offer pursuant to its terms, or the termination of this Agreement. Engle and GSC agreed to instruct the Bank in a timely manner to tender all Shares held in nominee's name by the Bank, or otherwise pursuant to the Pledge Agreements, in accordance with the Support Agreement so that each of Engle and GSC will meet such obligation under the Support Agreement. Each Support Stockholder also agreed that, for so long as the Support Agreement is in effect, at any meeting of the stockholders of the Company, however called, such stockholder would vote his or its Tender Shares in favor of the Merger, vote his or its Tender Shares against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, and vote his or its Tender Shares against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer including (i) any extraordinary transaction involving the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its subsidiaries,
(iii) any change in the management or Board of Directors, except as otherwise agreed to in writing by Purchaser, (iv) any material change in the present capitalization or dividend policy of the Company, or (v) any other material change in the Company's corporate structure or business. Pursuant to the Support Agreement, each stockholder revoked any proxy previously granted by him or it with respect to the Tender Shares; provided, that, if such meeting of the stockholders is held prior to the expiration or waiver of all waiting periods under the HSR Act (such expiration or waiver, the "HSR Termination") such Support Stockholder shall vote only that pro rata portion of his or its Tender Shares such that the total number of Tender Shares voted pursuant to the Support Agreement in favor of the Merger, combined with the total number of Shares held by Parent and Purchaser at the time of such meeting, equals 49.9% (forty-nine and nine-tenths percent) of the total Shares. The pro rata portion of Tender Shares to be voted shall be calculated such that each Support Stockholder votes an equal percentage of his or its Tender Shares. Notwithstanding the foregoing, it is understood that the Engle Owned Shares and the GSC Owned Shares and Engle's and the GSC's obligations under Section 1.2 of the Support Agreement are subject to the Pledge Agreements. Pursuant to the Support Agreement, each of Engle and GSC have agreed to instruct the Bank and to use all reasonable efforts to cause the Bank to vote the Engle Owned Shares and the GSC Owned Shares as described above.


     Each of the Support Stockholders also granted representatives of Parent and/or Purchaser an irrevocable proxy and attorney-in-fact to vote his or its Tender Shares in favor of the Merger and other transactions contemplated by the Merger Agreement, against any Takeover Proposal and otherwise as contemplated by the preceding paragraph; provided, that, if such proxy is exercised prior to HSR Termination, such proxy will be exercisable only with respect to that pro rata portion of each Support Stockholders Tender Shares such that the total number of Tender Shares subject to proxy, combined with the total number of Shares held by Parent and Purchaser at the time of such exercise, equals 49.9% (forty-nine and nine-tenths percent) of the total Shares. The pro rata portion of Tender Shares subject to proxy will be calculated so that each Support Stockholder granted a proxy with respect to an equal percentage of his or its Tender Shares. The foregoing proxy terminates upon the termination of the Support Agreement. The grant of irrevocable proxy described above applies to the Engle Owned Shares and the GSC Owned Shares only to the extent permitted (or not permitted and acceptable to the Bank) by the Pledge Agreements.


     In addition each of the Support Stockholders who is a party to the Support Agreement has agreed not to (i) except to the Purchaser, transfer (which term includes, without limitation, any sale, gift, pledge or other disposition) or consent to any transfer of, any or all of his Director Options or his or its Tender Shares, or any interest therein (ii) except with Parent, enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of his Director Options or his or its Tender Shares, or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to his Director Options or his or its Tender Shares, (iv) deposit any Director Options or Tender Shares into a voting trust or enter into a voting agreement or arrangement with respect to his or its Tender Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of his or its obligations under the Support Agreement, or the transactions contemplated by the Support Agreement or by the Merger Agreement or which would make any representation or warranty of such stockholder under the Support Agreement untrue or incorrect.


     Each Support Stockholder further agrees that he or it will not, and will not permit or authorize any of his or its affiliates, representatives or agents to, directly or indirectly, encourage, solicit, explore, participate in or initiate discussions or negotiations with, or provide or disclose any information to, any corporation, partnership, person or other entity or group (other than Parent, the Purchaser, any of their affiliates or representatives) concerning any Takeover Proposal or enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement. Each Support Stockholder has also agreed to immediately cease any existing activities, discussions or negotiations with any parties with respect to any Takeover Proposal and to immediately advise Parent in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to a Takeover Proposal, identify the offeror and furnish to Parent a copy of any such proposal or inquiry, if it is in writing, or a written summary of any oral proposal or inquiry relating to a Takeover Proposal and to promptly advise Parent in writing of any development relating to such proposal, including the results of any discussions or negotiations with respect thereto. Where applicable, the Support Agreement provides, however, that any action taken by any stockholder in his capacity as an officer or director of the Company, as applicable, or the Company or any member of the Board of Directors (including, if applicable, any representative of such stockholder acting in such capacity) in accordance with the proviso set forth in the second sentence of
Section 6.2(a) of the Merger Agreement will be deemed not to violate the provisions described in this paragraph.

     Pursuant to the Support Agreement, each Support Stockholder has also agreed to waive any appraisal rights or rights to dissent from, the Merger that it may have.

     The Support Agreement also provided that any incremental value each Support Stockholder has in the equity of the Company (including any Shares and Director Options beneficially owned by such stockholder) resulting from or attributable to a Superior Transaction (other than with Parent or the Purchaser) that is entered into or consummated prior to or within one month of the termination of the Merger Agreement in accordance with its terms that exceeds $18.50 per Share (or the equivalent spread value of any Option) (an "Excess Amount") shall belong to Parent who is entitled to receive such amount within two business days of receipt by such Support Stockholder.

     The agreements and proxy contained in the Support Agreement will terminate on the earlier of the payment for the Shares pursuant to the Offer and date of termination of the Merger Agreement in accordance with its terms.

     The foregoing is a summary of the material provisions of the Support Agreement, a copy of which is included as an exhibit to the Schedule 14D-1 of which this Offer to Purchase forms a part. This summary is qualified in its entirety by reference to the Support Agreement which is incorporated herein by reference.

  (b) Integration Consulting/Non-competition Agreements


     Concurrently with the execution of the Merger Agreement, the Parent entered into an integration consulting/noncompetition agreement (each, a "Consulting Agreement" and collectively, the "Consulting Agreements") with each of Engle and Dardick (each, a "Consultant") which are substantially similar in their terms. Each Consulting Agreement has a period commencing from the Takedown Date to the Effective Time (the "Consulting Period"). Each Consultant is a principal stockholder and director of the Company and acknowledged and agreed that, from and after the Takedown Date, his status at all times shall be that of an independent contractor, and that he may not, at any time, act as a representative for or on behalf of the Parent or the Company for any purpose or transaction, and may not bind or otherwise obligate the Parent or the Company in any manner whatsoever without obtaining the prior written approval of the Parent therefor. Each Consultant has agreed to render such advisory and consulting services during the Consulting Period with respect to the integration of the business of the Company with the business of Parent and its affiliates (such businesses, collectively, the "Businesses") as Parent may reasonably request from time to time (including, but not limited to, consulting with and advising the officers of Parent and the Company with respect to the integration of the Businesses) and at a mutually agreed upon time and place.



     The Consulting Agreements provide that each Consultant may engage for compensation in any business, employment, occupation or other activity (either as an employee or on his own behalf); provided, that, in consideration of the Offer, the transactions contemplated by the Merger Agreement, the Noncompetition Payment (as defined herein) and the provisions of the Consulting Agreement, each Consultant has agreed that, for a minimum of thirty months from the Takedown Date (the "Noncompetition Period") such Consultant will not (i) in any geographic area where the Parent or its controlling shareholder or the Company conducts business during the Noncompetition Period, engage in or participate in, directly or indirectly (whether as an officer, director, employee, partner, consultant, holder of an equity or debt investment, lender or in any other manner or capacity), or lend his name (or any part or variant thereof) to, any business which is, or as a result of such Consultant's engagement or participation would be involved in the industry in which the Parent or the Company operates, (ii) deal, directly or indirectly, in a competitive manner with any customers doing business with the Parent or the Company during the Noncompetition Period (except in connection with the performance of his services hereunder), or (iii) solicit or employ any officer or employee of the Parent or its controlling shareholder or the Company to become an officer, director, employee or agent of the Consultant, his affiliates or anyone else; provided, that, for the Consulting Agreement with Engle only, Consultant may continue to employ an officer of the Company in the same capacity on the same part-time basis as he is currently employed and may employ him on a full-time or other basis if his employment is terminated by or with the consent of the Company. Each Consultant has agreed that, at no time shall such Consultant engage in or participate in, directly or indirectly, any business conducted under any name that shall be the same as or similar to the name of the Parent or the Company or any trade name used by them. Notwithstanding the foregoing, the Consulting Agreements provide that ownership by each Consultant, in the aggregate, of less than 5% of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or actively traded in the over-the-counter market that would otherwise be prohibited by clause (i) above is not deemed to constitute a violation of such provision.


     Pursuant to the Consulting Agreements, during the Consulting Period, each Consultant is obligated to disclose to the Parent all ideas, inventions and business plans developed by such Consultant during such period which relate directly or indirectly to the Businesses, including, without limitation, any process, operation, product or improvement which may be patentable or copyrightable. Each Consultant agreed that such is the property of the Parent and that such Consultant will at the Parent's request and cost do whatever is necessary to secure the rights thereto by patent, copyright or otherwise to the Parent. Each Consultant will be prohibited from making use of or implementing any such ideas, inventions or business plans in connection with his employment with a business that is considered a competitor under the Consulting Agreements.

     Pursuant to the Consulting Agreements, during the Consulting Period and at all times thereafter, each Consultant agreed that he will not divulge to anyone (other than the Parent or the Company or any persons employed or designated by the Parent or the Company) any knowledge or information of any type whatsoever whether of a confidential nature or otherwise relating to the business of the Parent or the Company or any of their respective subsidiaries or affiliates, including, without limitation, all types of trade secrets (unless readily ascertainable from public or published information or trade sources) and customer and supplier information (the foregoing, collectively, the "Confidential Information"). Each Consultant further agreed not to disclose, publish or make use of any Confidential Information without the prior written consent of the Parent. If the Consulting Agreements are terminated, all books, memoranda, plans, records and written data of every kind relating to the business and affairs of the

Company or the Confidential Information which are then in either Consultant's possession shall be promptly delivered to the Company by such Consultant or his personal representative.


     The Consulting Agreements provide a fee of $200,000 and $100,000 for Engle and Dardick, respectively, (the "Consulting Fee") for services requested by the Parent as described above, to be paid by the Parent to the Consultant in two equal installments of $100,000 and $50,000 respectively. The first installment is to be paid on the Takedown Date and the second installment to be paid upon the Effective Time. Each Consultant will be reimbursed by the Parent for all reasonable travel, food, lodging or similar expenses incurred in connection with such Consultant's duties under the Consulting Agreements which are pre-approved by Parent. In consideration of each Consultant's agreement to enter into the covenant not-to-compete as described above, Engle and Dardick, respectively, shall be paid $100,000 and $50,000 (the "Noncompetition Payment"), which payments shall be made to each Consultant on March 31, 2001.


     The foregoing is a summary of the material provisions of the Consulting Agreements, a copy of which is included as an exhibit to the Schedule 14D-1 of which this Offer to Purchase forms a part. This summary is qualified in its entirety by reference to the Consulting Agreements which is incorporated herein by reference.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, stockholders of the Company who have not tendered their Shares will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the DGCL ("Section 262") will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment of exception of the merger." In Cede & Co.
v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence, the fair value determined in any appraisal proceeding could be more or less than the consideration to be paid in the Offer and the Merger.

     Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than the price paid in the Merger. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including the opinion of William Blair described herein) are not necessarily opinions as to "fair value" under Section 262.

     THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

     Plans for the Company. In connection with the Offer, Parent and the Purchaser have reviewed, and will continue to review various possible business strategies that they might consider in the event that the Purchaser acquires control of the Company, whether pursuant to this Offer, the Merger or otherwise.

Such strategies could include, among other things, changes in the Company's business, corporate structure, capitalization or management.


     "Going Private" Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions. The Company does not believe Rule 13e-3 is applicable to the Offer, but the rule may, under certain circumstances, be applicable to the Merger. However, Rule 13e-3 would be inapplicable to the Merger if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the transaction.


12. SOURCE AND AMOUNT OF FUNDS.

     The Offer is not conditioned upon any financing arrangements. The total amount of funds required to consummate the Offer and the Merger (including fees and expenses related thereto) and to refinance certain indebtedness of the Company is estimated to be approximately $85 million.


     Tefron, Parent and the Purchaser plan to obtain sufficient funds from loans to be provided by a new senior credit facility to be provided by Bank Hapoalim B.M. (the "Bank") pursuant to a commitment letter between Tefron and the Bank, dated November 1, 1999, which commitment letter will be appropriately modified to reflect the definitive structure of the financing. It is expected that such facility will provide Tefron, Parent and the Purchaser with seven year term loans in the aggregate amount of $85 million. Such borrowings will bear interest at rates to be agreed to between Tefron and the Bank, currently anticipated to be approximately 150 basis points above the London Interbank Offered Rate. It is expected that funds from the facility will be loaned in part to Purchaser and in part to Tefron and will be sufficient to consummate the Offer and the proposed Merger (including fees and expenses related thereto).


     The funds necessary to purchase the Shares pursuant to the Offer and upon conversion of the Shares in the proposed Merger (and to pay fees and expenses related thereto) not borrowed directly from the Bank by Purchaser, will be furnished to Purchaser, directly or indirectly, by Tefron and/or Parent as capital contributions and/or loans.

13. DIVIDENDS AND DISTRIBUTIONS.


     According to the Company's Form 10-K for the period ended December 31, 1998, the Company paid a dividend of $0.05 per Share on August 24, 1998 and according to the Company's Form 10-Q for the period ending July 4, 1999, the Company paid a dividend of $0.075 per Share on February 22, 1999 and a dividend of $0.075 per Share on August 24, 1999. (The foregoing dividend amounts do not reflect subsequent stock splits.)



     The Merger Agreement provides that until Parent's designees constitute a majority of the members of the Board of Directors, the Company will not, and will not permit any of its subsidiaries to declare or pay any dividends on or make other distributions in respect of any of its capital stock (except for dividends by a wholly owned subsidiary of the Company to its parent),
(ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or modify or amend, any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except as otherwise described in Section 11.

14. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchasers obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless prior to the Expiration Date (i) the Minimum Condition shall have been met and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. The Purchaser is not required to accept for payment or to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and prior to the Expiration Date, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its subsidiaries that constitutes a breach of the Merger Agreement):

          (a) there shall be threatened, instituted or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Parent or Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company and its subsidiaries, taken as a whole or Parent to dispose of or hold separate any material portion of the business or assets of the Company or Parent and its subsidiaries, taken as a whole, in each case as a result of the Offer or any of the other transactions contemplated by this Agreement, (iii) seeking to impose material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company or its subsidiaries or (v) which otherwise is reasonably likely to have a Material Adverse Effect on the Company;

          (b) there shall be any Law or Order enacted, entered, first enforced, promulgated or first deemed applicable to the Offer or the Merger, by any Governmental Entity, other than the routine application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c) there shall exist any Material Adverse Effect with respect to the Company other than as disclosed in the Merger Agreement or the Company Disclosure Schedule;


          (d) (i) the Board of Directors or any committee thereof shall have
     (x) withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer or the Merger or its adoption of the Merger Agreement, (y) approved or recommended or taken a neutral position with respect to any Takeover Proposal, or (z) failed to reaffirm its recommendation of the Offer or the Merger or its adoption of the Merger Agreement within five business days of being requested by Parent to do so or (ii) the Board of Directors or any committee thereof shall have resolved to take any of the foregoing actions;


          (e) any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in any material respect in each case at the date of the Merger Agreement and at the scheduled or extended expiration of the Offer;

          (f) the Company shall have failed to perform or comply, in all material respects, with any agreement, obligation or covenant to be performed or complied with by it under the Merger

     Agreement, which failure to perform or comply has not been cured within five business days after the giving of written notice to the Company;

          (g) the Merger Agreement shall have been terminated in accordance with its terms;

          (h) the Purchaser and Parent shall have reasonably determined that there is any Environmental Violation; or

          (i) Parent or Purchaser shall not have been provided with a certified statement of the Company, pursuant to Section 1.1445-2(c)(3) of the treasury regulations, that the Company is not, and has not been within the last five years, a United States real property holding corporation as defined in Section 897(c)(2) of the Code.


     The foregoing conditions are for the sole benefit of Parent and Purchaser and may, subject to the terms of the Merger Agreement, be waived by Parent and Purchaser in whole or in part at any time and from time to time in their reasonable discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. THE PURCHASER HAS AGREED THAT UNDER CERTAIN CIRCUMSTANCES SET FORTH IN THE MERGER AGREEMENT IT SHALL BE DEEMED TO HAVE WAIVED SATISFACTION OF THE CONDITIONS SET FORTH IN PARAGRAPHS (B), (E),
(F), AND (H) ABOVE FOLLOWING THE INITIAL EXTENSION PERIOD. SEE SECTION 11.


15. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

     General. Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Company with the Commission, neither Parent nor the Purchaser is aware of any licenses or regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required for the acquisition or ownership of the Shares by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought except as described below under "State Takeover Laws." Should any such approval or other action be required, there can be no assurance that any such approval or action would be obtained without substantial conditions or that adverse consequences might not result to the Company's or its subsidiaries' businesses, or that certain parts of the Company's, Parent's, the Purchaser's or any of their respective subsidiaries' businesses might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to litigation and governmental actions. See Introduction and Section 14.


     State Takeover Laws. A number of states (including Delaware where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, the Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult. The reasoning in such decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp.
v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.



     Section 203 of the DGCL prevents certain "business combinations" with an "interested stockholder" (generally, any person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination (and ratified by 66 2/3% of the voting stock not owned by the interested party) or the transaction in which the interested stockholder became such. The Board of Directors of the Company has unanimously approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby for the purposes of Section 203 of DGCL.



     The North Carolina Tender Offer Disclosure Act (the "TODA") purports to apply to tender offers for equity securities of a company that has its principal place of business and substantial assets in North Carolina. The TODA requires Purchaser to file a statement with the North Carolina Secretary of State relating to the Offer and contains prohibitions against deceptive practices in connection with making a tender offer. In Eure v. Grand Metropolitan Limited, the North Carolina Superior Court held that the TODA's 30-day waiting period prior to the commencement of a tender offer is unenforceable and preempted by the Exchange Act. Consequently, Purchaser has filed concurrently with the Commission and the North Carolina Secretary of State a Tender Offer Statement on
Schedule 14D-1, together with all exhibits thereto, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, and Section 78B-4 of the TODA.



     Except as described herein, the Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer or the Merger although, pursuant to the Merger Agreement, the Company has represented that the Board of Directors has taken appropriate action to render Section 203 of the DGCL inapplicable to the Offer, the Merger and the transactions contemplated by the Merger Agreement. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer or the Merger, as applicable, the Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See
Section 14.



     Article 13 of the Company's Charter. Article 13 of the certificate of incorporation of the Company (the "Company's Charter") provides that the affirmative vote of at least 80% of the issued and outstanding voting stock of the Company shall be required to authorize, adopt or approve: (i) any plan of merger or consolidation with or into any entity, or affiliate thereof, which owns of record, beneficially, directly or indirectly, or which has the right to acquire more than 5% of the issued and outstanding stock of the Company having the right to vote (a "Substantial Stockholder"); (ii) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets or business of the Company to a Substantial Stockholder; (iii) any issuance or delivery of stock or other securities of the Company in exchange for any properties or assets or other consideration of a Substantial Stockholder; and
(iv) the dissolution of the Company (unless the Board of Directors unanimously approves such transaction).

However, the foregoing provisions shall not apply to any transaction if either
(i) a majority of the entire board of directors has approved, by resolution, a memorandum with respect to such transaction prior to the time such Substantial Stockholder became a holder of more than 5% of the issued and outstanding voting stock of the Company or (ii) the entire board of directors of the Company has approved the transaction. The foregoing provisions may not be amended, repealed or annulled without the affirmative vote of at least 80% of the issued and outstanding voting stock of the Company. The Board of Directors of the Company has unanimously approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby for the purposes of Article 13 of the Company's Charter.



     Antitrust. The Offer and the acquisition of Shares pursuant to the Merger Agreement are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission ("FTC") and certain waiting period requirements have been satisfied.


     Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer and the Merger may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, the waiting period with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th calendar day following the date of filing, unless the Antitrust Division and the FTC terminate the waiting period or Parent receives a request for additional information or documentary material prior thereto. If, within such 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See
Section 14.

     No separate HSR Act waiting period requirements with respect to the Merger Agreement will apply, so long as the 15-day waiting period expires or is terminated. Thus, all Shares may be acquired pursuant to the Offer upon the expiration or termination of the 15-day waiting period or the tenth calendar day after the date of substantial compliance with a request for additional information.


     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger Agreement. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws under certain circumstances.


     Based upon an examination of publicly available information relating to the businesses in which the Company is engaged, the Purchaser believes that the acquisition of Shares pursuant to the Offer and the Merger should not violate the applicable antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 14.

16. CERTAIN FEES AND EXPENSES.

     D.F. King & Co., Inc. has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. The Purchaser will pay the Information

Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith.

     First Union National Bank has been retained as the Depositary. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Except as set forth above, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Parent or the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17. MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     Parent and the Purchaser have filed with the Commission a Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the office of the Commission in the same manner as described in
Section 8 with respect to information concerning the Company, except that copies will not be available at the regional offices of the Commission.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall under any circumstances create any implication that there has been no change in the affairs of Tefron, Parent, the Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                                          AWS ACQUISITION CORP.
                                          November 12, 1999

                                   SCHEDULE-1
        DIRECTORS AND EXECUTIVE OFFICERS OF TEFRON, PARENT AND PURCHASER

A. DIRECTORS AND EXECUTIVE OFFICERS OF TEFRON


     The name, business address, present principal occupation or employment and five-year history of each of the directors and executive officers of the Tefron are set forth below. Unless otherwise indicated, the business address of each such director and each such executive officer is care of Tefron Ltd. 28 Chida Street, Bnei-Brak 51371. Unless otherwise indicated, all directors and executive officers listed below are citizens of Israel.



NAME AND ADDRESS                    AGE   PRINCIPAL OCCUPATION OR EMPLOYMENT; 5-YEAR EMPLOYMENT HISTORY
---------------------------------   ---   ------------------------------------------------------------------------
Sigi Rabinowicz..................   50    CEO of Tefron. Mr. Rabinowicz joined Tefron in 1977 and has served as
                                            CEO since 1990. Mr. Rabinowicz has also served as a Director of
                                            Macpell Industries Ltd. ("Macpell") since April 21, 1998.
                                            Mr. Rabinowicz has over 25 years of experience in the textile industry in Israel and abroad. Prior to joining the Company, Mr. Rabinowicz was general manager of Kortes Hosiery Mills in Australia, which was subsequently acquired by Sara Lee Corporation.
Arie Wolfson.....................   37    Chairman and President of Tefron. Joined Tefron in 1987 and has served as Chairman of the Board of Directors since 1997 and President since
                                            1993, prior to which time Mr. Wolfson served as Chief Financial
                                            Officer from 1988 to 1990 and Assistant to the CEO from 1990 to 1993.
                                            Mr. Wolfson has also served as CEO of Macpell since May 17, 1998, as well as Chairman of the Board of Macpell since April 21, 1998.
Zvi Meiri........................   53    Mr. Meiri joined Tefron in 1998 as General Manager, and was appointed as a Director of Tefron on December 1, 1998. Prior to joining Tefron,
                                            Mr. Meiri served as the General Manager of the paper and board division of American Israeli Paper Mills, Ltd.
Yoseph Ron.......................   52    General Manager. Mr. Ron joined Tefron as General Manager in 1999, prior to which time Mr. Ron held the positions first as Managing Director of
                                            Operations of Delta, Inc. and then as Division Manager of Delta, Inc.
                                            from 1982 to 1999. Mr. Ron has also served as Managing Director of
                                            Begd'or.
Micha Korman.....................   44    Chief Financial Officer of Tefron. Mr. Korman joined Tefron in 1991 as
                                            Chief Financial Officer. Prior to joining Tefron, Mr. Korman held various financial and management positions with companies in the beverage, paper and electronics industries.
Tchiya R. Fortus.................   40    Company Secretary and Legal Counsel. Ms. Fortus joined Tefron as Company
                                            Secretary and Legal Counsel in 1998. Prior to joining Tefron, Ms.
                                            Fortus served as lawyer in DIC from 1989 to 1997, and earlier served as Legal Counsel and Company Secretary with companies in the construction and medical imaging industries.
Zvi Regev........................   52    Chief Operating Officer. Mr. Regev joined Tefron in 1997 as Chief
                                            Operating Officer. From 1989 to 1997, Mr. Regev served as General
                                            Manager-Underwear Division for Gibor Sabrina Ltd. Mr. Regev has over
                                            25 years of experience in the textile industry.

NAME AND ADDRESS                    AGE   PRINCIPAL OCCUPATION OR EMPLOYMENT; 5-YEAR EMPLOYMENT HISTORY
---------------------------------   ---   ------------------------------------------------------------------------
Itzhak Gan.......................   52    General Manager of Operations. Mr. Gan joined Tefron in 1994 and has served as General Manager of Operations since 1996, prior to which time he served as Production Manager. Prior to joining Tefron,
                                            Mr. Gan served as a plant manager for Rabintex Ltd. (Rabintex) from
                                            1992 to 1993. Prior thereto, Mr. Gan held managerial positions with
                                            Gibor Sabrina Ltd., Rabintex and Macpell in Israel and with Rabintex in the United States. Mr. Gan has over 15 years of experience in the textile industry.
Zviki Gafni......................   49    General Manager New-Net. Mr. Gafni joined Tefron in 1993 and has served as General Manager of New-Net since 1996, prior to which time he served as Operations Manager. Mr. Gafni served as the Quality
                                            Assurance Manager for Macpell from 1991 to 1992 and as Quality
                                            Assurance Manager for Delta Galil Industries (Socks) from 1989 to
                                            1991. Mr. Gafni has over 1 years experience in the textile industry.
Talya Hanan......................   38    General Manager Hi-Tex. Ms. Hanan joined Tefron in 1989 and has served as the General Manager of Hi-Tex since 1997, prior to which time she served in various operational positions in Tefron including
                                            Manager-Quality Assurance, Manager-Research and Development,
                                            Manager-Pre-production and New York Sales Correspondent.
Hanoch Zlotnick..................   44    Controller. Mr. Zlotnick joined Tefron in 1985 and has served as
                                            Controller since 1992. Prior to joining Tefron, Mr. Zlotnick served as the Controller for the Rimini Restaurant chain from 1988 to 1992 and as chief bookkeeper for Tefron from 1985 to 1988. Mr. Zlotnick is a Certified Public Accountant.
Meyer Azoulay....................   38    Manager-Research and Development. Mr. Azoulay joined Tefron in 1991.
                                            Prior to joining Tefron, Mr. Azoulay served as a Lieutenant Colonel in the Israeli Army responsible for technology and logistics.
Zvika Maoz.......................   41    Manager-Logistics. Mr. Maoz has served as the Manager-Logistics since
                                            1994. From 1992 to 1994, Mr. Maoz served as the Manager-Cutting operations. Prior to joining Tefron, Mr. Maoz served as Operations
                                            Manager for Macpell from 1989 to 1990.
Eliezer Peleg....................   61    Director. Mr. Peleg has been a Director of Tefron since 1993. Mr. Peleg served as the Chairman of the board of directors of Macpell from
                                            October 1993 to April 20, 1998, and has served as Director of Macpell since 1986. From November 1993 to July 1994, Mr. Peleg was the Chief
                                            Executive Officer of Macpell.
Nachum Peleg.....................   55    Director. Mr. Peleg has been a Director of Tefron since 1993. Mr. Peleg served as the CEO of Macpell from 1996 to May 16, 1998. Mr. Peleg served as the Chairman of the board of directors and Managing Director of Macpell from 1986 to 1993 and as Directors of Macpell from 1993 to
                                            1996.
Lenny Recanti....................   45    Director. Mr. Recanti has been a Director of Tefron since 1988.
                                            Mr. Recanti currently serves as a Senior Manger and a Director of DIC, the Chairman of the board of directors of Ilanot Discount Ltd., the
                                            Chairman of the board of directors of Delek- The Israel Fuel Company and a member of the board

NAME AND ADDRESS                    AGE   PRINCIPAL OCCUPATION OR EMPLOYMENT; 5-YEAR EMPLOYMENT HISTORY
---------------------------------   ---   ------------------------------------------------------------------------
                                            of directors of IDB Holdings Ltd. and of other companies in the IDB
                                            Group.
Frank J. Klein...................   56    Director. Mr. Klein joined Tefron as a Director on June 21, 1998.
                                            Mr. Klein was appointed President of PEC on January 1, 1995. Prior to such appointment, he served as Executive Vice President of Israel
                                            Discount Bank of New York beginning in 1985. Mr. Klein served as
                                            Executive Vice President of PEC from November 1977 to November 1991 and as Treasurer of PEC from May 1980 to November 1991. Mr. Klein is a
                                            Director of PEC, as well as of a number of companies associated with it, including Tambour Ltd. where he serves as Chairman of the Board,
                                            Scitex, Elron Electronics Industries Ltd., Level 8 Systems, Inc.
                                            Property and Building Corporation Ltd. and Super-Sol.


B. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

     The name, business address, present principal occupation or employment and five-year history of each of the directors and executive officers of the Purchaser are set forth below. Unless otherwise indicated, the business address of each such director and each such executive officer is care of Tefron Ltd. 28 Chida Street, Bnei-Brak 51371. Unless otherwise indicated, all directors and executive officers listed below are citizens of Israel.

                                    DIRECTOR

                                                                POSITION WITH THE PURCHASER;
                                                             PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME AND ADDRESS                                                AND 5-YEAR EMPLOYMENT HISTORY
------------------------------------------  ---------------------------------------------------------------------
Arie Wolfson..............................  Director and President. See Part A.

                                               EXECUTIVE OFFICERS

Arie Wolfson..............................  Director and President. See Part A.
Micha Korman..............................  Vice President. See Part A.
Nachum Peleg..............................  Vice President. See Part A.

C. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER.

     The name, business address, present principal occupation or employment and five-year history of each of the directors and executive officers of the Purchaser are set forth below. Unless otherwise indicated, the business address of each such director and each such executive officer is care of Tefron Ltd. 28 Chida Street, Bnei-Brak 51371. Unless otherwise indicated, all directors and executive officers listed below are citizens of Israel.

                                    DIRECTOR

                                                                POSITION WITH THE PURCHASER;
                                                             PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME AND ADDRESS                                                AND 5-YEAR EMPLOYMENT HISTORY
------------------------------------------  ---------------------------------------------------------------------
Arie Wolfson..............................  Director and President. See Part A.

                                               EXECUTIVE OFFICERS
Arie Wolfson..............................  Director and President. See Part A.
Micha Korman..............................  Vice President. See Part A.
Nachum Peleg..............................  Vice President. See Part A.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary For The Offer Is:
                           FIRST UNION NATIONAL BANK

              By Mail:                              By Hand:                           By Overnight:
     First Union National Bank             First Union National Bank             First Union National Bank
     Corporate Trust Operations            Corporate Trust Operations            Corporate Trust Operations
1525 West W.T. Harris Boulevard, 3C3  1525 West W.T. Harris Boulevard, 3C3  1525 West W.T. Harris Boulevard, 3C3
Charlotte, North Carolina 28288-1153  Charlotte, North Carolina 28288-1105  Charlotte, North Carolina 28288-1105

   By Facsimile Transmission:            To Confirm Receipt of
(for eligible institutions only)    Notice of Guaranteed Delivery:
        (704) 590-7628                      (704) 590-7408

Confirm Facsimile Transmission:
       By Telephone Only
        (704) 590-7408

     Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at the Purchaser's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.


                    The Information Agent For The Offer Is:
                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 659-6590


                      The Dealer Manager for the Offer is:




                     CREDIT SUISSE FIRST BOSTON CORPORATION


                             Eleven Madison Avenue
                            New York, New York 10010
                         Call Toll Free: (800) 881-8320